Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information contact: KB Home Heather Reeves, Media Contact 310-231-4142 hreeves-x@kbhome.com or Kelly Masuda, Investor Contact 310-893-7434 kmasuda@kbhome.com
KB HOME NAMES BRIAN WORAM GENERAL COUNSEL
LOS ANGELES (July 7, 2010) — KB Home (NYSE: KBH) announced today that Brian Woram will join the Company as executive vice president, general counsel and secretary, effective July 15, 2010. Woram will succeed Wendy Shiba, who has served in this capacity since 2007. Shiba will remain with the Company as executive vice president and special counsel to the CEO until the end of the year, reporting to president and chief executive officer, Jeffrey Mezger, facilitating the transition and other matters.
“The addition of Brian Woram to our management team is an important component as we grow our company in the coming years,” said Mezger. “Brian’s deep experience in the homebuilding sector, coupled with his operational acumen and broad legal background, will be invaluable to us.”
Mezger added, “On behalf of the Board of Directors and the Company, I want to thank Wendy Shiba for her excellent counsel over the past few years. Wendy has leveraged her core strengths in corporate governance and compliance for KB Home during a critical time in our industry and has done an outstanding job in this regard. I look forward to her continuing contributions. We are fortunate to have Brian and Wendy, as two experienced professionals, working together to effect a smooth transition.”
Previously, Woram served as senior vice president and general counsel of H&R Block in Kansas City. Before joining H&R Block, Woram spent 14 years at Centex Corporation, a major public homebuilder headquartered in Dallas. While at Centex, he was responsible for legal, internal audit and corporate compliance. He served in several lead roles at Centex, most recently as senior vice president, chief legal officer and chief compliance officer. Prior to Centex, Woram was a shareholder at the Dallas-based law firm now known as Locke Lord Bissell & Liddell LLP.

Woram received his Bachelor of Business Science degree in mechanical engineering from Texas A&M University at College Station and his Juris Doctorate degree from the University of Texas at Austin, where he served on the Texas Law Review.
About KB Home
KB Home, one of the nation’s premier homebuilders, has delivered over half a million quality homes for families since its founding in 1957. The Los Angeles-based company is distinguished by its Built to Order™ homebuilding approach that puts a custom home experience within reach of its customers at an affordable price. KB Home’s award-winning home designs and communities meet the needs of first-time, move-up and active adult homebuyers. KB Home was named to FORTUNE® magazine’s 2010 list of the World’s Most Admired Companies for the sixth consecutive year, and ranked #1 for “Innovation” among homebuilders. The Company trades under the ticker symbol “KBH” and was the first homebuilder listed on the New York Stock Exchange. For more information about any of KB Home’s new home communities, call 888-KB-HOMES or visit www.kbhome.com.
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